Exhibit 99.1

Highlands Bankshares Inc. Reports Fourth Quarter and 2015 Results

Announces Performance Improvement Initiative to Significantly Increase Net Income and Return on Capital

ABINGDON, Va (January 28, 2016) – Highlands Bankshares, Inc. (OTC Pink: HBKA) today reported a net loss of $0.8 million, or $0.08 per diluted share, for the quarter ended December 31, 2015, compared with net income of $0.4 million, or $0.04 per diluted share, for the quarter ended September 30, 2015 and net income of $0.6 million, or $0.06 per diluted share, for the quarter ended December 31, 2014.  Fourth quarter 2015 pre-tax results were negatively impacted by a $395,000 reversal of a receivable related to loan late charges, a $500,000 provision for a single new nonaccrual loan, and a $953,000 write-down of existing OREO combined with losses on sale equating to $1.2 million in net income, or $0.12 per diluted share.

Net income for 2015 totaled $1.3 million, or $0.13 per diluted share, which included a tax benefit of $1.2 million, compared with net income of $2.5 million, or $0.28 per diluted share for 2014, which included a tax benefit of $777,000.

“Fourth quarter results included three expenses that we do not anticipate to recur at similar levels.  Absent these expenses, earnings were essentially in line with the previous quarter – a level which neither I, nor the rest of our employees are satisfied with,” said Timothy K. Schools, President and Chief Executive Officer of Highlands Bankshares.  “As a result, we are embarking on a performance improvement initiative designed to:  1. Significantly enhance our net income and return on capital by establishing and recalibrating seven key performance indicators; 2. Materially strengthen our credit culture by reducing our past due and nonperforming asset ratios and, 3. Satisfactorily remediate the company’s existing regulatory agreement.”

“I am very impressed with the Highlands’ team and their desire to be a leading relationship based financial services provider.  I can honestly say this is the first organization I have been with where such an initiative has originated from the employees as opposed to being a directive of executive management.  In December, employees began surfacing ideas of which approximately $4 million of additional annualized pre-tax pre-provision earnings improvement is already being implemented.  With our plans just beginning, I expect this to be an exciting year and our 2016 and fourth quarter 2016 annualized run rate to show much improvement.  To align all employees with the new strategic objectives and to allow them to participate in the anticipated success, we have introduced the company’s first performance based incentive plan which will pay up to 4% of an employee’s salary if specific targets are met.”

Key Performance Indicators

	Target	4Q15	3Q15	4Q14
Return on Assets	1.25%	(0.52%)	0.28%	0.39%
Revenue Growth	5.00%	(4.91%)	(0.95%)	(2.65%)
Net Interest Margin	3.75%	3.41%	3.46%	3.38%
Non Interest Income to Assets	1.00%	0.65%	0.64%	0.68%
Non Interest Expense to Assets	3.00%	3.78%	3.16%	3.14%
Efficiency Ratio	55.00%	109.23%	86.51%	84.43%
Net Charge-offs to Total Loans	0.30%	0.42%	0.31%	0.13%

Revenue Growth
Total revenue (tax-equivalent net interest income plus noninterest income) decreased $0.3 million to $5.3 million from $5.6 million in the third quarter of 2015. Fourth quarter 2015 tax-equivalent net interest income decreased $0.3 million from $4.6 million in the third quarter of 2015 to $4.3 million in the fourth quarter of 2015, principally from a $395,000 reversal of the loan late charge receivable previously discussed. Fourth quarter 2015 noninterest income remained unchanged from the third quarter of 2015 totaling $1.0 million.

The tax-equivalent net interest margin for fourth quarter 2015 declined 5 basis points to 3.41 percent from 3.46 percent for third quarter 2015. The net interest margin decline was due primarily to the reversal of the late charge receivable mentioned above. The year to date tax equivalent yield on earning assets for 2015 was 4.26 percent, decreasing 9 basis points as compared to 2014. During the same period, the yield on interest bearing liabilities was 1.04 percent, which was a decrease of 13 basis points.  Loan growth accelerated during fourth quarter 2015 and increased 6.16 percent year to date based on period-end balances. Loans increased 2 percent or $9.94 million over third quarter 2015.  As part of the performance improvement initiative, the company has engaged FTN Portfolio Advisors to advise and manage the repositioning on cash and securities as well as wholesale funding balances.

Noninterest income totaled $1.0 million, or 0.65 percent of total assets in the fourth quarter of 2015, equivalent to third quarter 2015 noninterest income, which was 0.64 percent of total assets. The company has outlined and is evaluating several opportunities to increase noninterest income as a percent of assets to include: assessing existing fees for products and services relative to local peers and the industry; assessing local peer and industry product and service fees not currently assessed; additional penetration and utilization of debit and credit cards; expansion of investment advisory services, expansion of merchant services; and, the establishment of a secondary market mortgage division.

Efficiency
The efficiency ratio (non-interest expense divided by total revenue) increased to 109.23 percent in the fourth quarter of 2015 from 86.51 percent in the third quarter of 2015 as noninterest expense increased $0.9 million while total revenue decreased $0.3 million.  Noninterest expense for the fourth quarter of 2015 totaled $5.8 million and included a $1.2 million increase in OREO expense from the third quarter of 2015 as a result of sales and additional write-downs.  As illustrated in the key performance indicators above, the company is above its targeted efficiency ratio as a result of both noninterest expense and total revenue not meeting their targeted thresholds.  The efficiency ratio is expected to improve throughout the year as a result of the performance improvement initiative.  In addition to the revenue strategies outlined above, the company is in the process of evaluating its expense structure to ensure it is positioned to maximize revenue growth as well as provide outstanding customer service.

Asset Quality
The provision for credit losses for the fourth quarter of 2015 totaled $0.8 million, up $0.6 million from the third quarter of 2015. The increase in the fourth quarter 2015 provision for credit losses resulted primarily from a single new nonaccrual loan and loan growth. Net loan charge-offs in the fourth quarter of 2015 were $0.5 million, compared to $0.3 million in the third quarter of 2015. Net charge-offs were 0.42 percent annualized to end of period loans in the fourth quarter of 2015, above the Company’s targeted level of 0.30 percent.

“While credit losses have declined and expected losses within the company’s loan portfolio are manageable, our past due and nonperforming loan ratios are too high,” said Schools.  “We will be reviewing our collections and special assets processes as well as our credit policies to bring these numbers down and ensure our credit metrics are in line with our targeted customer profiles and the associated yields on our loan portfolio.”

Non-performing assets at December 31, 2015, were $15.2 million or 3.52 percent of end of period loans and other repossessed assets, which included $9.5 million of non-performing loans and $5.7 million of OREO. This is an increase from $13.8 million or 3.27 percent of end of period loans and other repossessed assets at September 30, 2015. During the quarter, non-performing assets increased primarily due to a single commercial loan totaling $2.1 million being placed in non- accrual status while other repossessed assets declined by $1.6 million as a result of OREO sales and write-downs.  The allowance for loan losses at December 31, 2015, was $5.7 million or 1.31 percent of end of period total loans, up from $5.3 million or 1.26 percent at September 30, 2015.  Total loans past due including nonaccrual loans were 4.12 percent of total loans at December 31, 2015 as compared to 3.73 percent at September 30, 2015.

Capital and Liquidity
At December 31, 2015, the Company’s tangible equity and tangible common equity ratios were 8.68 percent and 7.56 percent respectively. The Bank continues to remain well-capitalized  The regulatory capital ratios for the company’s subsidiary bank, Highlands Union Bank, were: Tier 1 Leverage Ratio 7.33 percent, Tier I Risk-Based Capital ratio 11.28 percent, and Total Risk-Based Capital ratio 12.55 percent. These regulatory capital ratios are significantly above the levels required to be considered “well capitalized,” which is the highest possible regulatory designation.

Subsequent to the end of the quarter, the company’s common equity increased by $1.0 million through the direct purchase of newly issued shares by Mr. Schools as provided for in his Employment Agreement.  Proforma December 31, 2015 regulatory capital ratios including the newly raised capital being down-streamed to Highlands Union Bank are: Tier 1 Leverage Ratio 7.49 percent, Tier I Risk-Based Capital ratio 11.54 percent, and Total Risk-Based Capital ratio 12.81 percent.

The Company’s loan to deposit ratio was 87.3 percent and the loan to asset ratio was 70.0 percent at December 31, 2015. The Company maintained cash and investment securities totaling 21.6 percent of assets as of this date. Further, the Company’s deposit mix is weighted heavily towards customer deposits which fund 80.2 percent of assets at December 31, 2015 of which 54.9 percent is funded by core deposits. Time deposits fund 25.2 percent of assets at December 31, 2015, but very few of these deposits are in accounts that have balances of more than $250,000, reflecting the granularity and strength of the company’s funding.

About Highlands Bankshares, Inc.
Highlands Bankshares, Inc. is a bank holding company and parent company of Highlands Union Bank.  The Company and Bank are headquartered in Abingdon, Virginia, and offer relationship based financial services through digital channels as well as 14 branches located in Western North Carolina, Eastern Tennessee, and Southwest Virginia.

Cautions Concerning Forward-Looking Statements
This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements relating to financial and operational performance and certain plans, expectations, goals and projections.  Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, these statements are inherently subject to numerous assumptions, risks and uncertainties, and there can be no assurances that actual results, performance or achievements will not differ materially from those set forth or implied in the forward-looking statements.  For an explanation of the risks and uncertainties associated with forward-looking statements, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and other filings with the Securities and Exchange Commission.  All forward-looking statements included in this press release are based upon information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

Contact
Timothy K. Schools, 276-628-9181 ext. 81135
President and Chief Executive Officer
Highlands Bankshares, Inc.

Highlands Bankshares Inc. (OTC Pink: HBKA)
Balance Sheet
(Dollars in Thousands)
(Unaudited)		Quarter Ended		Sequential	Year over
	December	September	December	Quarter	Year
	2015	2015	2014	% Change	% Change

Assets:
Cash and Due from Banks	$26,713	$20,566	$15,018	30%	78%
Fed Funds Sold	20,178	28,247	40,792	-29%	-51%
Cash and Cash Equivalents	46,891	48,813	55,810	-4%	-16%

Investment Securities Available for Sale	79,860	84,464	84,335	-5%	-5%
Other Investments, at cost	6,592	6,599	6,767	0%	-3%
Total Investments	86,452	91,063	91,102	-5%	-5%

Loans	432,083	422,146	406,997	2%	6%
Allowance for Loan Losses	5,654	5,333	5,477	6%	3%
Total Net Loans	426,429	416,813	401,520	2%	6%

Premises and Equipment, net	20,612	20,659	20,236	0%	2%
Deferred Tax Assets	12,126	11,470	10,744	6%	13%
Other Real Estate Owned	5,694	7,277	6,685	-22%	-15%
Bank Owned Life Insurance	14,585	14,482	14,183	1%	3%
Accrued Interest Receivable	1,761	2,310	2,235	-24%	-21%
Other Assets	2,432	2,557	2,599	-5%	-6%
Total Other Assets	57,210	58,755	56,682	-3%	1%

Total Assets	$616,982	$615,444	$605,114	0%	2%

Liabilities and Shareholders' Equity:
Deposits:
Demand, Non-Interest Bearing	$129,634	$118,486	$118,557	9%	9%
Interest Bearing	365,278	372,883	364,940	-2%	0%
Total Deposits	494,912	491,369	483,497	1%	2%

Interest, taxes and other liabilities	760	1,566	1,014	-51%	-25%
Other short-term borrowings	20,052	20,051	20,051	0%	0%
Long-term debt	47,698	47,712	47,750	0%	0%
Total Other Liabilities	68,510	69,329	68,815	-1%	0%

Total Liabilities	563,422	560,698	552,312	0%	2%

Shareholders' Equity:
Common Stock	4,907	4,907	4,907	0%	0%
Preferred Stock	4,184	4,184	4,184	0%	0%
Additional Paid-in Capital	17,944	17,947	18,180	0%	-1%
Retained Earnings	26,773	27,579	25,436	-3%	5%
Accumulated Other Comprehensive Income (Loss)	(248)	129	95	-292%	-361%
Total Shareholders' Equity	53,560	54,746	52,802	-2%	1%

Total Liabilities and Shareholders' Equity	$616,982	$615,444	$605,114	0%	2%

Highlands Bankshares Inc. (OTC Pink: HBKA)
Income Statement
(Dollars in thousands, except per share data)
(Unaudited)	Quarter Ended:			Sequential	Year over
	December	September	December	Quarter	Year
	2015	2015	2014	% Change	% Change
Interest Income
Loans receivable and fees on loans	$5,009	$5,347	$5,287	-6%	-5%
Securities available for sale:
Taxable	292	281	314	4%	-7%
Exempt from taxable income	80	84	112	-5%	-29%
Other investment income	61	48	64	27%	-5%
Federal funds sold	19	20	26	-5%	-27%

Total interest income	5,461	5,780	5,803	-6%	-6%

Interest Expense
Deposits	507	545	606	-7%	-16%
Other borrowed funds	614	598	608	3%	1%
Total interest expense	1,121	1,143	1,214	-2%	-8%

Net Interest Income	4,340	4,637	4,589	-6%	-5%

Provision for Loan Losses	772	215	76	259%	916%
Net interest income after provision for loan losses	3,568	4,422	4,513	-19%	-21%

Non-interest Income
Securities gains, losses, net	0	0	1	0%	0%
Service charges on deposit accounts	425	439	484	-3%	-12%
Other service charges, commissions and fees	427	391	401	9%	6%
Other operating income	151	152	146	-1%	3%
Total Noninterest Income	1,003	982	1,032	2%	-3%

Non-interest Expense
Salaries and employee benefits	2,644	2,585	2,601	2%	2%
Occupancy expense of bank premises	266	271	291	-2%	-9%
Furniture and equipment expense	344	350	304	-2%	13%
Other operating expense	1,521	1,794	1,251	-15%	22%
Foreclosed Assets - Write-down and operating expenses	1,061	(139)	299
Total Noninterest Expense	5,836	4,861	4,746	20%	23%

Income Before Income Taxes	(1,265)	543	799

Income Tax Expense (Benefit)	(459)	114	206

Net Income	$(806)	$429	$593	-288%	-236%
Basic earnings per share ($)	(0.10)	0.05	0.07	-300%	-243%
Diluted earnings per share ($)	(0.08)	0.04	0.06	-300%	-233%

Highlands Bankshares Inc. (OTC Pink: HBKA)
Income Statement
(Dollars in thousands, except per share data)
(Unaudited)	For the Twelve Months Ended		One
	December 31	December 31	Year
	2015	2014	% Change

Interest Income
Loans receivable and fees on loans	$ 20,930	$ 21,332	-2%
Securities available for sale:
Taxable	1,165	1,005	16%
Exempt from taxable income	361	483	-25%
Other investment income	222	215	3%
Federal Funds sold	85	136	-38%
Total interest income	22,763	23,171	-2%

Interest Expense
Deposits	2,169	2,539	-15%
Other borrowed funds	2,388	2,685	-11%
Total interest expense	4,557	5,224	-13%

Net Interest Income	18,206	17,947	1%

Provision for (recapture of) loan losses	1,469	1,324	11%
Net interest income after provision for loan losses	16,737	16,623	1%

Non-interest Income
Securities gains, losses, net	16	1	1500%
Service charges on deposit accounts	1,685	1,915	-12%
Other service charges, commissions and fees	1,647	1,649	0%
Other operating income	584	710	-18%
Total Noninterest Income	3,932	4,275	-8%

Non-interest Expense
Salaries and employee benefits	10,242	10,025	2%
Occupancy expense of bank premises	1,131	1,069	6%
Furniture and equipment expense	1,370	1,166	17%
Other operating expense	6,049	5,356	13%
Foreclosed Assets - Write-down and operating expenses	1,745	1,533	14%
Total Noninterest Expense	20,537	19,149	7%

Income Before Income Taxes	132	1,749	-92%

Income Tax Expense (Benefit)	(1,205)	(777)

Net Income	$ 1,337	$ 2,526	-47%

Basic earnings per share ($)	0.17	0.36	-53%
Diluted earnings per share ($)	0.13	0.28	-54%

Highlands Bankshares Inc. (OTC Pink: HBKA)
Asset Quality and Capital Adequacy
(Dollars in thousands, except per share data)
(Unaudited)

	December 31	September 30	December 31
Period Ended	2015	2015	2014

Asset Quality
Loans 90 days past due & still accruing interest	$ -	$ -	$ -
Nonaccrual loans (1)	9,456	6,502	11,644
Total nonperforming loans	9,456	6,502	11,666
OREO and repossessed assets, net	5,724	7,305	6,704
Total Nonperforming Assets	$ 15,180	$ 13,807	$ 18,370

Nonperforming loans to loans and OREO	2.16%	1.51%	2.82%
Nonperforming assets to total loans and OREO	3.47%	3.22%	4.44%
Allowance for loan losses to total loans	1.31%	1.26%	1.35%
Allowance for loan losses to nonperforming loans	59.79%	82.02%	46.95%
Past due loans to end of period loans	4.12%	3.73%	6.84%
Net charge-offs (annualized) to end of period loans	0.42%	0.31%	0.13%

Profitability Ratios
Net interest margin-YTD	3.41%	3.46%	3.38%
Return on average assets-YTD	0.22%	0.47%	0.42%
Return on average equity-YTD	2.48%	5.32%	5.46%
Efficiency ratio	109.23%	86.51%	84.43%

Shareholder Equity Data (at quarter end)
Book value per common share	$ 5.94	$ 6.09	$ 5.84
Tangible book value per common share	$ 5.94	$ 6.09	$ 5.84
Tangible common equity to tangible assets	7.56%	7.77%	7.58%
Shares outstanding-common	7,851,780	7,851,780	7,851,780
Shares outstanding-preferred	2,092,287	2,092,287	2,092,287
Book value per share including preferred shares	$ 5.39	$ 5.51	$ 5.31

Regulatory Capital Adequacy -Bank Only
Tier 1 leverage ratio	7.33%	7.42%	7.71%
Tier 1 risk-based capital ratio	11.28%	11.71%	12.93%
Total risk-based capital ratio	12.55%	12.98%	14.19%